Registration No. 333-________

As filed with the Securities and Exchange Commission on July 24, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRACO INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0285640
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

88 - 11th Avenue N.E.

Minneapolis, Minnesota 55413

(Address of Principal Executive Offices and Zip Code)

Graco Inc. Amended and Restated 2019 Stock Incentive Plan

(Full title of the plan)

Joseph J. Humke, Esq.

Executive Vice President, General Counsel & Corporate Secretary

88 - 11th Avenue N.E.

Minneapolis, Minnesota 55413

(Name and address of agent for service)

(612) 623-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The shareholders of Graco Inc. (the “Company”) approved the Graco Inc. Amended and Restated 2019 Stock Incentive Plan (the “Amended and Restated Plan”) on April 26, 2024.

This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission (the “SEC”) for the purpose of registering an additional 5,000,000 shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) for issuance pursuant to the Amended and Restated Plan. These shares are in addition to the shares previously registered on the Company’s Registration Statement on Form S-8 with respect to the Amended and Restated Plan pursuant to a Registration Statement on Form S-8 (No. 333-231362).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC, are incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2023, filed with the SEC on February 20, 2024;

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 29, 2024, filed with the SEC on April  24, 2024, and for the fiscal quarter ended June 28, 2024, filed with the SEC on July 24, 2024;

(c) The Company’s Current Reports on Form 8-K filed with the SEC on February 16, 2024, April 26, 2024, and July 16, 2024; and

(d) The description of the Company’s Common Stock, par value $1.00 per share, contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018, filed with the SEC on February 19, 2019, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered here have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the respective dates of filing of such documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Joseph J. Humke, Executive Vice President, General Counsel and Corporate Secretary of the Company, has given his opinion about certain legal matters affecting the shares of the Company’s Common Stock registered under this Registration Statement. Mr. Humke is eligible to participate in the Amended and Restated Plan and, as of July 24, 2024, he is the beneficial owner of 714.4858 shares of the Company’s Common Stock, which includes no shares to which he has the right to acquire beneficial ownership upon the exercise of stock options that are currently exercisable within 60 days of July 24, 2024.

Item 6. Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act (the “MBCA”) provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, the Company will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:

•	has not been indemnified by another organization;

•	acted in good faith;

•	has not received an improper personal benefit and Section 302A.255 of the MBCA regarding director conflicts of interests, if applicable, has been satisfied;

•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•

reasonably believed that the conduct was in the best interests of the Company or, in the case of an officer or director who is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company.

Article 8 of the Company’s Restated Articles of Incorporation, as amended to date, provides that no director of the Company shall be personally liable to Graco or its shareholders for monetary damages for breach of fiduciary duty by such director as a director, provided, however, that the liability of the director shall not be eliminated or limited (i) for breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 302A.559 of the MBCA or Section 80A.23 of the Minnesota Securities Act, or (iv) for any transactions from which the director derived an improper personal benefit. Article 8 further provides that no amendment to or repeal of Article 8 shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 8.01 of the Company’s Restated Bylaws, as amended to date, provides that the Company shall indemnify its officers and directors for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted by Section 302A.521 of the MBCA, as now enacted or as hereafter amended.

The Company maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of its directors and officers and covers the Company for reimbursement of payments to its directors and officers in respect of such liabilities and expenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Restated Articles of Incorporation as amended December 8, 2017. (Incorporated by reference to Exhibit 3.1 to the Company’s Report on Form 8-K filed December 8, 2017.)

4.2	Restated Bylaws as amended February 17, 2023. (Incorporated by reference to Exhibit 3.2 to the Company’s 2022 Annual Report on Form10-K.)

5.1	Opinion and consent of Joseph J. Humke, Executive Vice President, General Counsel and Corporate Secretary of Graco Inc., regarding legality.

10.1	Graco Inc. Amended and Restated 2019 Stock Incentive Plan. (Incorporated by reference to Appendix A to the Company’s Proxy Statement for the Annual Meeting of Shareholders held on April 26, 2024.)

23.1	Consent of Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

24.1	Power of Attorney.

107	Calculation of Filing Fee Table.

Item 9. Undertakings.

A. Post-Effective Amendments.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Subsequent Documents Incorporated by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Claims for Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of July, 2024.

GRACO INC.

By:	/s/ Joseph J. Humke
Joseph J. Humke

Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Mark W. Sheahan	President and Chief Executive Officer
Mark W. Sheahan	(Principal Executive Officer)

/s/ David M. Lowe	Chief Financial Officer and Treasurer
David M. Lowe	(Principal Financial Officer)

/s/ Christopher D. Knutson	Executive Vice President, Corporate Controller
Christopher D. Knutson	(Principal Accounting Officer)

Heather L. Anfang	Director

Archie C. Black	Director

Brett C. Carter	Director

Eric P. Etchart	Director

Jody H. Feragen	Director

J. Kevin Gilligan	Director, Chairman of the Board

Martha A. Morfitt	Director

Mark W. Sheahan	Director

Kevin J. Wheeler	Director

Mark W. Sheahan, by signing his name hereto, does hereby sign this document on behalf of himself and each of the above named directors of the Registrant pursuant to powers of attorney duly executed by such persons (set forth in Exhibit 24.1 to this Registration Statement).

/s/ Mark W. Sheahan
Mark W. Sheahan

(For himself and as attorney-in-fact)

Dated: July 24, 2024